FORM 4
[ ]Check box if no longer
   subject to Section 16.  Form 4
   or Form 5 obligations may
   continue.  See Instruction 1(b).

		     U.S. SECURITIES AND EXCHANGE COMMISSION
			     Washington, D.C. 20549

		  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
	     Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person
Siegel                    Herbert               J.
(Last)                   (First)             (Middle)
	       767 Fifth Avenue, 46th Floor
			(Street)
New York                   NY                 10153
(City)                   (State)               (Zip)

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2. Issuer Name and Ticker or Trading Symbol

  Chris-Craft Industries, Inc. (CCN)
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3. IRS or Social Security Number of Reporting Person (Voluntary)
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4. Statement of Month/Year

   9/97
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5. If Amendment, Date or Original (Month/Year)
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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

       x      Director                             x      10% Owner
  ----------                                   ----------
       x      Officer (give title below)                   Other
  ----------                                   ---------- (specify
	Chairman                                            below)
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7. Individual or Joint/Group Filing
   X  Form filed by one Reporting Person
  ---
      Form filed by more than one Reporting Person
  ---
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of         6.Ownership     7.Nature of
   (Inst.3)                Date              Code               Acquired (A)       Securities          Form:           Indirect
			  (Month/Day/Year)   (Instr. 8)         or Disposed        Beneficially        Direct (D)      Beneficial
							       of (D) (Instr.      Owned at End        Indirect (I)    or Ownership
					     Code   V           3,4, and 5)        of Month            (Instr. 4)      (instr. 4)
										   (Instr. 3 and 4)
							    Amount    (A)  Price
								       or
								      (D)
Common Stock              9/29/97            G       V      100       D                                D
                          9/29/97            G       V      100       D                                D
                          9/30/97            G       V      100       D                                D
                          9/30/97            G       V      100       D                                D
                          9/30/97            G       V      100       D                                D
                          9/30/97            G       V      100       D                                D
                          9/30/97            G       V      100       D                                D
                          9/30/97            G       V      100       D                                D
                          9/30/97            G       V      100       D             22,547             D

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

FORM  4 (Continued)         Table II-Derivative Securities Acquired, Disposed
				    of, or Beneficially Owned (e.g. puts,
				    calls, warrants, options, convertible
				    securities)

 1. Title of      2.   Conversion or     3. Transaction  4.Transaction  5. Number of        6.Date
    Derivative         Exercise Price       Date           Code (Instr.    Derivative         Exercisable
    Security           of Derivative        (Month/        8)              Securities         and Expiration
    (Instr.3)          Security             Day/Year)                      Acquired (A)       Date
									   or Disposed        (Month/Day/Year)
									   (D) (Instr.3,
									   4 and 5)

									  (A)      (D)        Date      Expiration



7.Title and           8.Price of             9.Number of            10.Ownership     11.Nature
   Amount of             Derivative             Derivative              Form of          of
   Underlying            Security               Securities              Derivative       Indirect
   Securities            (Instr. 5)             Beneficially            Security:        Beneficial
   (Instr.3                                     Owned at End            Direct (D)       Ownership
   and 4)                                       of Month                or               (Instr.4)
						(Instr.4)               Indirect (I)
									(Instr.4)
Title       Number
	    of Shares



Explanation of Responses:


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**Intentional misstatements or omissions of facts constitute Federal
Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

 /s/  Herbert J. Siegel                       October 13, 1997
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   **Signature of Reporting Person                  Date